Exhibit 10.1

FOR IMMEDIATE RELEASE

Molecular Biosystems, Inc.
         Robert P. Giargiari, Investor Relations (619) 812-7179
         Patricia Sullivan, Corporate Communications (619) 812-7146 E-Mail: IR@mobi.com

Mallinckrodt Inc.
         Media Contacts:   Barbara Abbett (314) 854-5230
                                    Peter Faur (314) 654-5234
                                    E-Mail:  Communications@mkg.com

         Investors Contacts:        Barbara Gould (314) 654-3190
                                    E-Mail: Invest@mkg.com

                  Molecular Biosystems and Mallinckrodt Report
                     Final European Approval of OPTISON(TM)
          Product is first-to-market in Europe; immediate launch planned

         ST. LOUIS, Missouri, and San Diego, Calif., May 19, 1998-Mallinckrodt Inc. (NYSE: MKG) and Molecular Biosystems, Inc. (NYSE:MB) ("MBI") today announced that OPTISON(TM), the world's first and only commercially available next-generation cardiac ultrasound contrast imaging agent, has received final marketing authorization by the European Commission for use in patients with suspected or known cardiovascular disease. The authorization covers all 15 member states of the European Union.

         OPTISON is the only fluorocarbon-based agent approved for use in Europe. Mallinckrodt plans to launch OPTISON immediately in Germany, Austria and the United Kingdom, followed by other European member states pending certain pricing approvals. This initial launch will target a significant portion of the total European market.

         "We are pleased to be able to bring the benefits of OPTISON to European patients," said C. Ray Holman, chairman and chief executive officer of Mallinckrodt. "OPTISON is being well received in the United States, and we believe the European community will be equally accepting of this exciting new tool for ultrasound cardiac imaging."

         OPTISON has been available commercially in the United States since January 1998 and is being used in nearly 500 U.S. hospitals and cardiology group practices. MBI and Mallinckrodt attribute OPTISON's early success to (1) outstanding product efficacy; (2) an excellent safety profile; (3) ease of use; and (4) exclusivity in the marketplace. Cardiologists view the product as a significant adjunct to their diagnostic capabilities in difficult to image patients.

         "The approval of OPTISON in Europe gives us the distinction of having, once again, the first and only product of its kind in a large and growing market," remarked Bobba Venkatadri, president and CEO of MBI. "OPTISON, with its impressive safety and efficacy profile, is setting the gold standard for contrast agents in the United States, and we expect no less in the European market."

         Molecular Biosystems (NYSE: MB), based in San Diego, California, is a world leader in the development and commercialization of ultrasound contrast agents for diagnostic imaging. The company's breakthrough product, OPTISON, enables improved diagnosis of heart disease through clearer ultrasound images. Information about MBI may be obtained via fax by calling 888/329-4007
(toll-free)    or   via   the    internet   by   pointing    your   browser   to
(http://www.mobi.com).

         Based in St. Louis, Mo., Mallinckrodt Inc. has three healthcare products: group-Imaging, Pharmaceuticals and Respiratory. The company operates in more than 100 countries and had fiscal 1997 net sales of $1.9 billion. The Mallinckrodt web site address is (www.mallinckrodt.com).

         This news release contains forward-looking statements that involve risk and uncertainties. Among the factors that could result in a materially difference outcome include: the failure of OPTISON(TM) to gain market acceptance in Europe or other markets, an adverse result in MBI's and Mallinckrodt's pending patent lawsuits, or an adverse ruling by the PTO in the pending patent reexaminations: and other risk factors reported from time to time in MBI and Mallinckrodt's filings with the Securities Exchange Commission.